UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2014

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KRISPY KREME DOUGHNUTS, INC.
(Exact name of registrant as specified in its charter)

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North Carolina	001-16485	56-2169715
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification
of incorporation)		No.)

370 Knollwood Street, Winston-Salem, North Carolina 27103
(Address of principal executive offices)

Registrant’s telephone number, including area code: (336) 725-2981

Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

The Board of Directors (the “Board”) of Krispy Kreme Doughnuts, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Governance Committee, appointed Carl E. Lee, Jr. to the Board effective November 11, 2014. Mr. Lee was appointed to fill a vacancy for a Class I Director created by an increase in the number of directors constituting the whole Board by one director. Mr. Lee will be a nominee for shareholder election to the Board at the Company’s 2015 Annual Meeting of Shareholders, which is tentatively scheduled for June 24, 2015. With this addition, the Company’s Board now comprises eleven directors. Mr. Lee has not been appointed to any committees of the Board.

In connection with his position on the Board, and per the Company’s customary arrangement with members of the Board, the Company and Mr. Lee will enter into a Director Indemnification Agreement pursuant to which the Company agrees to provide for the indemnification of and the advancement of expenses to Mr. Lee and for the continued coverage of Mr. Lee under the Company’s directors’ and officers’ liability insurance policies. A form of this Director Indemnification Agreement is attached hereto as Exhibit 10.1, and the information contained therein is incorporated by reference in this Item 5.02.

Upon his appointment to the Board, Mr. Lee became entitled to a prorated portion of the non-employee director annual compensation. To that end, Mr. Lee is entitled to receive a prorated portion of the annual retainer of $60,000 and to receive fees of $300 per quarter for miscellaneous expenses. Mr. Lee also is entitled to reimbursement for travel and other expenses incurred to attend meetings of the Board and its committees and such other meetings as requested by the Company and reimbursement for continuing education courses applicable to his role as a member of the Board and its committees.

In addition, Mr. Lee will be eligible to receive annual stock awards which are granted to each of our non-employee directors, commencing with the next grant. For each of the last two years, these annual stock awards granted to each of our non-employee directors have been valued at approximately $120,000 on the date of grant. These equity grants are made under the Company’s 2012 Stock Incentive Plan and vest in four nearly equal quarterly installments over the course of a year, or earlier upon the director’s death or disability, or the director’s failure to be nominated or elected to serve on the Board within two years of a change in control of the Company.

Mr. Lee, age 55, has served as the President and Chief Executive Officer of Snyder’s-Lance, Inc. since May 2013 and previously served as the President and Chief Operating Officer of Snyder’s-Lance, Inc. beginning in December 2010. He served as the President and Chief Executive Officer of Snyder’s of Hanover, Inc. from 2005 until December 2010, when Snyder’s of Hanover, Inc. merged with Lance, Inc. From 1986 until 1997, Mr. Lee held various sales and marketing positions with Frito-Lay, Inc., including Vice President and General Manager for Frito-Lay Southeast Region and managing sales for Frito-Lay Europe. In 1997, Mr. Lee began working for Nabisco where he led their South American business, served as President of their Caricam Region and their Southern Cone Region. Mr. Lee also led Nabisco’s Global Export business which covered 95 countries. Mr. Lee has served on the board of directors of Welch Foods, Inc. since 2009. Mr. Lee served as a member of the board of directors of Snyder’s of Hanover, Inc. until December 2010 when he was elected to the board of directors of Snyder’s-Lance, Inc. in connection with the merger of Snyder’s of Hanover, Inc. and Lance, Inc. Mr. Lee continues to serve on the board of directors of Snyder’s-Lance, Inc. Mr. Lee brings to the Board his significant understanding of food business and operations acquired through his service as the Chief Executive Officer and director of a publicly traded corporation. The Board believes that his extensive domestic and international experience in the food industry and his merger and acquisition experience provide the Board with a valuable perspective.

Mr. Lee (i) has no family relationships with any director or executive officer of the Company and (ii) is not a party to any related person transaction with the Company.

A copy of the press release announcing the appointment of Mr. Lee to the Board of the Company is attached hereto as Exhibit 99.1, and the information contained therein is incorporated by reference in this Item 5.02.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Director Indemnification Agreement, dated 2014, entered into between Krispy Kreme Doughnuts, Inc. and members of the Board of Directors

99.1	Press Release (“Krispy Kreme Appoints Carl E. Lee, Jr. to the Board of Directors”) dated November 11, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRISPY KREME DOUGHNUTS, INC.

	By	/s/ Douglas R. Muir
		Name:	Douglas R. Muir
		Title:	Chief Financial Officer

Date: November 12, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Director Indemnification Agreement, dated 2014, entered into between Krispy Kreme Doughnuts, Inc. and members of the Board of Directors

99.1	Press Release (“Krispy Kreme Appoints Carl E. Lee, Jr. to the Board of Directors”) dated November 11, 2014